Exhibit 99.1

For further information, contact:

Jeff Palmer	Tom Hayes
Investor Relations	Corporate Communications
408-222-8373	408-222-2815
jpalmer@marvell.com	tom@marvell.com

Marvell Technology Updates Outlook for Fiscal Third Quarter

Revenue Guidance Raised to $760 to $775 Million

Santa Clara, California (October 26, 2009) — Marvell Technology Group Ltd. (NASDAQ: MRVL), a leader in storage, communications and consumer silicon solutions, today updated its financial outlook for the third quarter of fiscal 2010, ending October 31, 2009.

Marvell currently projects net revenue for the third quarter of fiscal 2010 to increase to a range of $760 million to $775 million, an increase of 19 to 21 percent sequentially from net revenue of $641 million reported for the second quarter of fiscal 2010, ended August 1, 2009. The increase in projected revenues is due to broad improvement in demand within multiple end markets.

The outlook for revenue in the third quarter of fiscal 2010 was previously projected to be in a range of $680 million to $730 million, or an increase of 6 to 14 percent sequentially from the second fiscal quarter of 2010.

Marvell anticipates a one-time tax benefit during the fiscal third quarter as a result of the reversal of previously recorded tax reserves as a result of the expiration of the related statute of limitations. Marvell currently expects the reversal will result in a net tax benefit for the third fiscal quarter of 2010 of approximately $25 million, or approximately $0.05 per share on a GAAP basis.

Fiscal Third Quarter Conference Call

Marvell plans to hold its regularly scheduled earnings conference call on December 3, 2009 at 1:30 p.m. PST to discuss financial results for the third quarter of fiscal 2010. Interested parties may dial-in to the conference call at 1-866-271-0675, pass-code 78345706. The call will be webcast by ThomsonReuters and can be accessed at Marvell’s website under the Investor Events section of the Investor Relations page at http://www.marvell.com/investors/events.jsp. Replay on the Internet will be available following the call until January 7, 2010.

About Marvell

Marvell Technology Group Ltd. (NASDAQ: MRVL) is a leader in the development of storage, communications and consumer silicon solutions. Marvell’s diverse product portfolio includes switching, transceiver, communications controller, wireless, and storage solutions that power the entire communications infrastructure, including enterprise, metro, home, and storage networking. As used in this release, the terms the “Company” and “Marvell” refer to Marvell Technology Group Ltd. and its subsidiaries. For more information visit www.marvell.com

Forward-Looking Statements

This press release contains forward-looking statements, including statements concerning the Company’s projections with respect to expected net revenue and tax benefit for the third quarter of fiscal 2010. Actual events or results may differ materially from those described in this document. These statements are not guarantees of results and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements, including the Company’s reliance on major customers and suppliers; the Company’s ability to attract and retain customers; market acceptance of new products; economic and political conditions in the U.S. and abroad; the Company’s ability to continue to reduce operating expenses; the timing of completion of transactions with customers; and other risks detailed in Marvell’s SEC filings. For other factors that could cause Marvell’s results to vary from expectations, please see the risk factors identified in Marvell’s latest Quarterly Report on Form 10-Q for the quarter ended August 1, 2009, as filed with the SEC and other factors detailed from time to time in Marvell’s filings with the SEC. Marvell undertakes no obligation to revise or update publicly any forward-looking statements.

Marvell and the M logo are registered trademarks of Marvell and/ or its affiliates.

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